Exhibit 99.1

USANA Health Sciences Reports First Quarter 2019 Results

  Results in-line with preliminary results provided on April 2, 2019
  First quarter net sales of $273.0 million
  First quarter net earnings of $24.2 million, or $1.01 per share
  Company reiterates 2019 outlook provided in early April
  Share repurchase authorization increased to $150 million

SALT LAKE CITY--(BUSINESS WIRE)--April 30, 2019--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal first quarter ended March 30, 2019 that were in line with the preliminary results provided on April 2, 2019.

Financial Performance

First quarter 2019 net sales were $273.0 million, compared with $292.0 million in the prior-year period, or a 6.5% decrease year-over-year. The strengthening of the U.S. dollar unfavorably impacted net sales by $13.3 million for the quarter. The Company’s total number of active customers at the end of the first quarter was 586,000, compared to 585,000 in the prior-year period.

First quarter net earnings were $24.2 million, or $1.01 per diluted share, compared with $28.9 million, or $1.19 per share during the prior-year period.

“As we reported in early April, three factors unfavorably affected our sales results for the first quarter of 2019,” said Kevin Guest, Chief Executive Officer. “First, our 2019 operating plan contained very little promotional activity during the first quarter but calls for increasing promotional activity as the year progresses. This had a more significant impact on our global momentum than we anticipated, particularly during the seasonal slow-down that we experience each year in many of our markets during Chinese New Year. Second, the Chinese government’s 100-day review of the health product and direct selling industries that occurred during the quarter was accompanied by unexpected, persistent, negative media coverage about these industries in China. This media coverage affected our sales in China for the quarter. Finally, the unfavorable impact of a stronger U.S. dollar on net sales was also significant.”

Regional Results

Net sales in the Asia Pacific region decreased by 4.8% to $220.9 million for the first quarter of 2019. On a constant currency-basis, net sales in the Asia Pacific region increased 0.3% during the first quarter of 2019. The total number of active customers in the Asia Pacific region increased by 2.9% year-over-year. Within Asia Pacific, net sales:

  Decreased 8.7% in Greater China;
  Decreased 3.0% in Southeast Asia Pacific; and
  Increased 22.9% in North Asia.

Active customers increased modestly by 1.8% and 0.7% in Southeast Asia Pacific and Greater China, respectively. Net sales growth in North Asia resulted from 27.3% growth in active customers in South Korea.

Net sales in the Americas and Europe region decreased by 13.0% to $52.1 million for the first quarter of 2019, primarily due to an 8.6% decrease in active customers.

“Despite our softer than expected start to the year, we continue to believe that we can deliver growth in 2019,” added Mr. Guest. “Our promotional calendar kicked off during the second quarter and we remain confident that these promotions and initiatives will generate sales momentum during the year. Additionally, the 100-day review in China concluded in mid-April, and we expect to see a more typical operating environment in China going forward. Although it takes time to recapture momentum, we believe we will begin to do so during the second quarter and that our results will further accelerate during the second half of the year. We are confident in the strategies we have in place around the world and believe that 2019 will be another record year for USANA.”

Share Repurchase Program Update

During the quarter, the Company repurchased 283,595 shares of common stock for $30.0 million and ended with weighted average diluted shares outstanding of 23.9 million. The Company continues to have a strong balance sheet with no debt, $225.0 million in cash and cash equivalents, and $26.9 million invested in short-term securities. As of March 30, 2019, there was $40.2 million remaining under the current share repurchase authorization. The Company’s Board of Directors has authorized up to $150 million in share repurchase authorization, which is inclusive of the $40.2 million currently authorized. Repurchases may be made from time to time, in the open market, through block trades or otherwise, subject to applicable rules of the Securities and Exchange Commission. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

Outlook

The Company reiterated the following consolidated net sales and earnings per share outlook for fiscal year 2019:

  Consolidated net sales between $1.21 billion and $1.26 billion, representing growth between 1.7% and 5.9% (or growth of 3.6% to 7.9% in constant currency);
  Earnings per share between $5.00 and $5.35.

The Company’s outlook for the year reflects:

  An estimated operating margin of between 14.3% and 14.7%;
  An effective tax rate of approximately 34%;
  An annualized diluted share count of approximately 23.7 million, which does not reflect future share repurchases; and
  An unfavorable impact of approximately $23 million related to a stronger U.S. dollar.

Chief Financial Officer Doug Hekking commented, “We remain confident in the underlying strength of our business around the world and the strategies in place to generate growth as the year progresses. While our operating margin may be modestly impacted in the short-term, I expect it to remain in line with our long-term strategy, which is intended to drive long-term sustainable growth in active customers.”

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Company’s Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition. The Company’s internal investigation is substantially complete, however, the Company continues to cooperate with the Securities and Exchange Commission and the United States Department of Justice. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, May 1, 2019 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China following the Chinese government’s 100-day review of the health product and direct selling industries; continued negative media coverage in China following the Chinese government’s 100-day review of these industries; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and marketing activities; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	31-Mar-18	30-Mar-19

Net sales	$291,998	$272,990
Cost of sales	49,375	45,901
Gross profit	242,623	227,089

Operating expenses
Associate incentives	129,362	122,530
Selling, general and administrative	70,132	69,555

Earnings from operations	43,129	35,004

Other income (expense)	862	1,290
Earnings before income taxes	43,991	36,294

Income taxes	15,045	12,122

NET EARNINGS	$28,946	$24,172

Earnings per share - diluted	$1.19	$1.01
Weighted average shares outstanding - diluted	24,273	23,927

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	29-Dec-18	30-Mar-19
Current Assets
Cash and cash equivalents	$214,326	$225,041
Securities held-to-maturity, net	63,539	26,854
Inventories	81,948	86,465
Prepaid expenses and other current assets	32,522	31,819
Total current assets	392,335	370,179

Property and equipment, net	92,025	91,994
Goodwill	16,815	17,073
Intangible assets, net	31,811	32,227
Deferred income taxes	3,348	3,249
Other assets	18,129	36,861
Total assets	$554,463	$551,583

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,947	$11,700
Other current liabilities	138,739	118,292
Total current liabilities	148,686	129,992

Deferred income taxes	13,367	17,507
Other long-term liabilities	1,264	12,867

Stockholders' equity	391,146	391,217
Total liabilities and stockholders' equity	$554,463	$551,583

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)

	Quarter Ended
								% change
							Currency	excluding
					Change from prior		impact on	currency
	31-Mar-18		30-Mar-19		year		sales	impact

Asia Pacific
Greater China	$157,808	54.0%	$144,153	52.8%	$(13,655)	(8.7%)	$(8,252)	(3.4%)
Southeast Asia Pacific	56,228	19.3%	54,515	20.0%	(1,713)	(3.0%)	(2,566)	1.5%
North Asia	18,084	6.2%	22,228	8.1%	4,144	22.9%	(1,074)	28.9%
Asia Pacific Total	232,120	79.5%	220,896	80.9%	(11,224)	(4.8%)	(11,892)	0.3%

Americas and Europe	59,878	20.5%	52,094	19.1%	(7,784)	(13.0%)	(1,412)	(10.6%)

	$291,998	100.0%	$272,990	100.0%	$(19,008)	(6.5%)	$(13,304)	(2.0%)

Active Associates by Region(1)
(unaudited)

	As of
	31-Mar-18		30-Mar-19

Asia Pacific
Greater China	108,000	37.5%	109,000	36.9%
Southeast Asia Pacific	88,000	30.6%	90,000	30.5%
North Asia	24,000	8.3%	31,000	10.5%
Asia Pacific Total	220,000	76.4%	230,000	78.0%

Americas and Europe	68,000	23.6%	65,000	22.0%

	288,000	100.0%	295,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	31-Mar-18		30-Mar-19
Asia Pacific
Greater China	194,000	65.3%	195,000	67.0%
Southeast Asia Pacific	21,000	7.1%	21,000	7.2%
North Asia	11,000	3.7%	13,000	4.5%
Asia Pacific Total	226,000	76.1%	229,000	78.7%

Americas and Europe	71,000	23.9%	62,000	21.3%

	297,000	100.0%	291,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

CONTACT:
Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280